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                                                                      Exhibit 99

Tuesday November 28, 12:50 pm Eastern Time

Press Release

Cambio Announces Name Change

HOUSTON--(BUSINESS WIRE)--Nov. 28, 2000--Cambio, Inc. (OTCBB:CAMB - news) announced today it will change the name of the company to Telynx, Inc. During the annual stockholder meeting, the Company's shareholders voted to approve an amendment proposed by the Board of Directors changing the name of the company from Cambio, Inc. to Telynx, Inc. The change will be effective today and will be traded on the Over The Counter market under a new trading symbol, TLYX, effective by Nov. 30, 2000.

The transition to Telynx is both logical and strategic. The technology, the strategic plan, and the corporate focus are in alignment to push Telynx to the top of the market in the OSS space. Telynx will continue to partner with industry leading vendors to provide complete end-to-end solutions and at the same time will expand the scope of our product offerings.

"We are very pleased to announce this name change. Telynx will continue to offer the best solutions in the OSS segment with the highest quality of service in the telecommunications industry," said Ali Al-Dahwi, President and CEO.

Telynx is a global leader in telecommunications infrastructure management systems. The company supplies software (netRunner.com(TM) family of products) and professional services for Operations Support Systems (OSS) of telecommunications and for general enterprise networks. Telynx's customers include clients in the telecommunications industry and Fortune 100 financial institutions.

Effective Nov. 28, 2000, Telynx headquarters is in Houston; home office in El Paso, Texas; and supporting offices in Dallas; Washington D.C.; Denver; Boston; London; and Cairo, Egypt; with representative offices in Asia (Kuala Lumpur, Malaysia) and the Middle East (Cairo, Egypt).

Except for the historical information, the matters discussed in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could effect results include the mix of business between product and services; the type and size of customers doing business with the company and the structure


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of those transactions, their products and services requirements and the impact of timing of revenues relative to expenses; timely development, introduction and acceptance of new products and enhancements to existing products and evolving markets; expansion of the company's ability to consummate relationships with alliance partners; the impact of competitive announcements and products; the rate of growth of the market in which the company competes; acquisition activities and the ability to integrate acquired businesses successfully; the impact of changes in accounting standard; the effects and rate of change in standard platforms for telecommunications products; the risk associated with the year 2000 (Y2K); as well as the risk factors listed from time to time in the company's U.S. Securities and Exchange Commission (SEC) reports. The company assumes no obligation to update the forward-looking statement included in this news release.

Contact:

     Telynx, Inc., El Paso
     Ali Al-Dahwi, 915/581-5828
     or
     Kent J. Van Houten, 915/581-5828